North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
May 10, 2012

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2012

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the first quarter ended March 31, 2012.

The Company’s net income for the quarter ended March 31, 2012 was $127,000, or $0.09 per diluted share, compared to net income of $690,000, or $0.41 per diluted share, for the quarter ended March 31, 2011.  The decrease in earnings was primarily due to an increase in noninterest expense and provision for income taxes, offset in part by an increase in net interest income and a decrease in provision for loan losses. Net income was significantly impacted by expenses directly related to the Company’s pending merger with Great Western Bancorporation, Inc. ("Great Western") and related transactions, which were publicly announced on March 13, 2012.

Net interest income before provision for loan losses for the quarter ended March 31, 2012 and 2011, was $3.7 million and $3.6 million, respectively.  The increase in net interest income was primarily due to an increase in net interest spread (the difference in the average yield on assets and average cost of liabilities) and a decrease in the average balance of interest-bearing liabilities, offset in part by a decrease in the average balance of interest-earning assets. Net interest spread for the quarter ended March 31, 2012 was 3.53%, compared to net interest spread of 3.25% for the quarter ended March 31, 2011. Net interest margin for the quarter ended March 31, 2012 was 3.65%, compared to net interest margin of 3.41% for the quarter ended March 31, 2011.

The Company’s provision for loan losses was $150,000 and $300,000 for the quarters ended March 31, 2012 and 2011, respectively.  Net loans charged off for the quarter ended March 31, 2012 totaled $12,000, compared to $206,000 for the quarter ended March 31, 2011.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, a review of classified loans, a realistic determination of value and adequacy of underlying collateral, levels and trends of loan categories, industry standards, past due loans, economic conditions, the volume and type of loans in the Company’s portfolio, and other factors related to the collectibility of the Company’s loan portfolio.  The provision for loan losses for the three months ended March 31, 2012 was impacted in part by the growth in the commercial real estate portfolio, offset in part by improvement in charge-off history and delinquency trends in the consumer loan portfolio.

The allowance for loan losses at March 31, 2012 constituted 1.9% of loans and 122.8% of nonperforming loans, compared to the allowance for loan losses at December 31, 2011 constituting 1.8% of loans and 124.6% of nonperforming loans. Nonperforming assets were $5.9 million, or 1.36% of total assets, at March 31, 2012, compared to $6.5 million, or 1.50% of total assets, at December 31, 2011.

The Company’s noninterest income was approximately $1.6 million for each of the quarters ended March 31, 2012 and 2011. There was a slight decrease of $11,000 in noninterest income for the quarter ended March 31, 2012 compared to the same period in 2011, which was primarily due to decreases in fees and service charges. These decreases were offset in part by an increase in gain on sale of loans.

The Company’s noninterest expense was $4.7 million and $4.0 million for the quarters ended March 31, 2012 and 2011, respectively.  The increase in noninterest expense was primarily due to increases in compensation and employee benefits, professional fees, data processing, and other expenses.  Professional fees for the quarter ended March 31, 2012 included approximately $850,000 of legal and consulting fees related to the Company’s pending merger with Great Western. These increases were partially offset by decreases in premises and equipment, FDIC insurance expense, and foreclosed real estate impairment and net expenses for the quarter ended March 31, 2012 compared to the same period in 2011.

The Company’s provision for income taxes was $405,000 and $282,000 for the quarters ended March 31, 2012 and 2011, respectively. The increase in the provision for income taxes was primarily due to an increase in taxable income.  The effective tax rate of 83.3% for the three months ended March 31, 2012 was primarily a result of nondeductible expenses related to the pending Merger.

Total assets at March 31, 2012 were $433.8 million, compared to $433.0 million at December 31, 2011.  Net loans increased by $1.7 million, or 0.5%, to $313.1 million at March 31, 2012, from $311.4 million at December 31, 2011.  The increase in net loans was primarily due to the origination of one-to-four family residential, commercial real estate and consumer loans, offset in part by payments, prepayments, and sales of loans.  At March 31, 2012, net loans consisted of (i) $139.0 million of one-to-four family real estate loans, representing an increase of $2.2 million from December 31, 2011, (ii) $70.1 million of commercial real estate loans, representing an increase of $3.5 million from December 31, 2011, (iii) $46.8 million of multi-family real estate loans, representing a decrease of $1.2 million from December 31, 2011, and (iv) $57.2 million of consumer loans, representing a decrease of $2.8 million from December 31, 2011.  Cash and cash equivalents increased $1.0 million, or 5.9%, to $18.4 million at March 31, 2012, compared to $17.4 million at December 31, 2011.  Investment in certificates of deposit decreased $200,000, or 5.5%, to $3.4 million at March 31, 2012, compared to $3.6 million at December 31, 2011.  Securities available-for-sale decreased $301,000, or 0.4%, to $67.7 million at March 31, 2012, compared to $68.0 million at December 31, 2011, primarily due to paydowns and maturities of securities in the quarter.

Deposits increased $364,000, or 0.1%, to $361.2 million at March 31, 2012, from $360.9 million at December 31, 2011.  The increase in deposits was primarily due to increases in noninterest bearing deposits, interest bearing demand deposits, money market and savings accounts of $1.0 million, $5.3 million, $1.5 million and $4.0 million, respectively, partially offset by a decrease in certificates of deposits of $11.4 million.  Borrowed funds were $25.8 million at March 31, 2012 and December 31, 2011.

The Bank continues to meet the requirements to be considered “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $41.5 million at March 31, 2012, compared to $42.1 million at December 31, 2011.  The decrease in stockholders equity was primarily due to the Company repurchasing the common stock warrant held by the U.S. Department of the Treasury and dividends declared on common stock, offset in part by earnings during the period.  Book value, or stockholders’ equity per common share, was $30.58 at March 31, 2012, compared to $31.02 at December 31, 2011. The ratio of stockholders’ equity to total assets was 9.57% at March 31, 2012, compared to 9.72% at December 31, 2011.

All common shareholders of record on March 9, 2012 received a quarterly cash dividend of $0.0625 per common share on April 6, 2012.  As of March 31, 2012, the Company had 1,357,073 shares of common stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission (“SEC”), in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  Additional factors that could cause actual results to differ from those expressed or implied in the forward looking statements are described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 9, 2012, and other filings made with the SEC . The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531.

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited)
(Dollars in Thousands, except per share data)
	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$18,431	$17,405
Investments in certificates of deposit	3,431	3,631
Securities available-for-sale	67,666	67,967
Restricted equity securities	2,861	3,123
Loans (net of allowance for loan losses of $5,984 and $5,846, respectively)	313,069	311,378
Foreclosed real estate	987	1,750
Other assets	27,325	27,768

Total assets	$433,770	$433,022
Liabilities
Deposits	$361,215	$360,851
Borrowed funds	25,750	25,750
Other liabilities	5,302	4,324
Total liabilities	392,267	390,924
Stockholders’ equity	41,503	42,097
Total liabilities and stockholders’ equity	$433,770	$433,022
Stockholders’ equity to total assets	9.57%	9.72%
Book value per common share	$30.58	$31.02
Total shares of common stock outstanding	1,357,073	1,357,073

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)
	For the Three Months
	Ended March 31,
	2012	2011

Interest income	$4,806	$5,175
Interest expense	1,106	1,606
Net interest income	3,700	3,569
Provision for loan losses	150	300
Net interest income after provision for loan losses	3,550	3,269
Noninterest income	1,627	1,638
Noninterest expense	4,690	3,955
Income from continuing operations before income taxes	487	952
Income taxes	405	282
Income from continuing operations	82	670
Income from operations of discontinued subsidiary, net of income tax	45	20
Net income	$127	$690

Preferred stock dividends and accretion of discount	0	132
Net income available to common shareholders	$127	$558

Basic earnings per common share	$0.09	$0.41
Diluted earnings per common share	$0.09	$0.41

Selected Financial Ratios	For the Three Months Ended March 31,

	2012	2011
Performance ratios
Net interest spread	3.53%	3.25%
Net interest margin	3.65%	3.41%
Return on average assets	0.12%	0.61%
Return on average equity	1.20%	5.58%

	March 31, 2012	March 31, 2011
Capital ratios (First Federal Savings Bank of Iowa)
Total Capital (to risk-weighted assets)*	14.8%	17.3%
Tier I Capital (to risk-weighted assets)*	13.5%	16.1%
Tier I Capital (to average assets)*	9.0%	10.2%
*Exceeds regulatory definition of “well capitalized”